                        VOTING AND STOCK OPTION AGREEMENT

         VOTING AND STOCK OPTION AGREEMENT (this "Agreement"), dated as of May 10, 2001, by and between Merck & Co., Inc., a New Jersey corporation ("Parent"), Rosetta Inpharmatics, Inc., a Delaware corporation (the "Company"), and the Stockholder listed on Schedule A hereto (the
"Stockholder").

                                    RECITALS

      A. Parent, Coho Acquisition Corp., ("Merger Sub"), a Delaware Corporation and wholly-owned Subsidiary of Parent, and the Company, are entering into an Agreement and Plan Merger of even date herewith (the "Merger Agreement") providing for a business combination between Parent and the Company.

      B. As of the date of this Agreement, the Stockholder owns beneficially and of record the Common Stock of the Company ("Company Common Stock") set forth opposite its name on Schedule A (the Company Common Stock and Stock Options (as defined below) owned by the Stockholder are referred to herein as such Stockholder's "Owned Stock"). Schedule A also sets forth the number of options and/or warrants (the "Stock Options") to purchase Company Common Stock held by the Stockholder.

      C. Subject to the terms and conditions of the Merger Agreement, the Stockholder will receive shares ("Parent Shares") of the Parent's common stock, par value $0.01 per share ("Parent Common Stock") in exchange for the Shares (as defined in Section 1) held by it at the Effective Time.

      D. As an inducement and a condition to Parent's willingness to enter into the Merger Agreement, Parent, the Company and the Stockholder are entering into this Agreement.

      E. Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

      F. This Agreement and the Merger Agreement are being entered into simultaneously.

      NOW, THEREFORE, in consideration of the execution and delivery by Parent of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and intending to be legally bound hereby, the parties agree as follows:

            1. Voting Agreement. The Stockholder agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company (a "Company Stockholders' Meeting"), however called, and at every adjournment or postponement thereof, he, she or it shall (i) appear at the meeting or otherwise cause his, her or its Owned Stock, together with any Company Common Stock acquired by the Stockholder after the date of this Agreement whether upon the exercise of Stock Options or otherwise (the Stockholder's acquired shares, together with the Stockholder's Owned Stock, are referred to herein as the Stockholder's "Shares"), to be counted as present thereat for purposes of establishing a quorum, (ii) vote, or execute consents in respect of, his, her or its Shares, or cause his, her or its Shares to be voted, or consents to be executed in respect thereof, in favor of the approval and adoption of the Merger Agreement (including any revised or amended Merger Agreement which is more favorable to the Stockholder from a financial point of view), and any action required in furtherance thereof and (iii) vote, or execute consents in respect of, his, her or its Shares, or cause his, her or its Shares to be voted, or consents to be executed in respect thereof, against (A) any agreement or transaction relating to any Takeover Proposal or transaction or occurrence that if proposed and offered to the Company or its stockholders (or any of them) would constitute a Takeover Proposal (collectively, "Alternative Transactions") or (B) any amendment of the Company's Certificate of Incorporation or By-laws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement, or change in any manner the voting rights of the Company Common Stock (collectively, "Frustrating Transactions") presented to the Stockholders of the Company (regardless of any recommendation of the Board of Directors of the Company) or in respect of which vote or consent of the Stockholder is requested or sought. Notwithstanding any provision in this Agreement to the contrary, in no event will the Stockholder be required to exercise any options, warrants or other common equivalents held by the Stockholder in order to satisfy any obligation under this Agreement.

            2. Irrevocable Proxy. As security for the Stockholder's obligations under Section 1, the Stockholder hereby irrevocably constitutes and appoints Parent as his, her or its attorney and proxy in accordance with Delaware General Corporation Law, with full power of substitution and resubstitution, to cause the Stockholder's shares to be counted as present at any Company Stockholders Meetings to vote his, her or its Shares at any Company Stockholders' Meeting, however called, and execute consents in respect of his, her or its shares as and to the extent provided in Section 1. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder hereby revokes all other proxies and powers of attorney with respect to his, her or its Shares that he, she or it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted, in each case to the extent such prior or subsequent proxies or powers of attorney would prevent the Stockholder from complying with such Stockholder's obligations under this Agreement.

            3. Option.

            (a) Subject to the terms and conditions set forth in this Agreement, the Stockholder hereby grants to Parent an irrevocable option (the "Option") to purchase (i) the number of Shares set forth next to the Stockholder's name on Schedule A hereto (as adjusted as set forth herein) and any other Shares owned by the Stockholder beneficially or acquired after the date of this Agreement, at a per share purchase price equal to $18.00 (the "Purchase Price").

            (b) The Option may be exercised by Parent, in whole (but not in part), if after the date hereof the Merger Agreement shall be terminated pursuant to:


                  (i)   Section 8.1(e) or Section 8.1(g) of the Merger
            Agreement; or

                  (ii) Section 8.1(b) or Section 8.1(f) of the Merger Agreement,
            and prior to such termination any Person shall have made a Takeover Proposal or Superior Proposal to the Company or its stockholders or publicly announces any Takeover Proposal or Superior Proposal relating to the Company or any of its Subsidiaries and at the time of such termination such Takeover Proposal or Superior Proposal had not been withdrawn and within 60 days after any such termination any Acquisition Transaction involving the Company or any of its Subsidiaries shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving the Company or any of its Subsidiaries shall have been entered into. For purposes of this Agreement, each reference to "25%" in the definition of the term "Acquisition Transaction" shall be deemed to be a reference to "51%."

            (c) In the event that Parent wishes to exercise the Option, it shall send to the Stockholder a written notice (the date of each such notice being herein referred to as a "Notice Date") setting forth its irrevocable election to that effect, which notice also specifies a date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (an "Option Closing Date"); provided, however, that (i) if the closing of a purchase and sale pursuant to the Option (an "Option Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which the restriction on consummation has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with the purchase, Parent and the Stockholder shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. Each of Parent and the Stockholder agrees to use commercially reasonable efforts to cooperate with and provide information to the other, for the purpose of any required notice or application for approval. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The place of any Option Closing shall be at the offices of Parent, which address is set forth in the Merger Agreement, and the time of the Option Closing shall be 10:00 a.m. (Eastern Time) on the applicable Option Closing Date.

            (d) At any Option Closing, Parent shall pay to the Stockholder in immediately available funds by wire transfer to a bank account designated in writing by the Stockholder an amount equal to the Purchase Price multiplied by the number of Shares being delivered by the

Stockholder; provided, that failure or refusal of the Stockholder to designate a bank account shall not preclude Parent from exercising the Option, in whole or in part.

            (e) At any Option Closing, simultaneously with the delivery of immediately available funds as provided above, the Stockholder shall deliver to Parent a certificate or certificates representing its Shares to be purchased at such Option Closing, which Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

            (f) In the event of any change in the Company Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, the type and number of Shares subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, so that Parent shall receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received in respect of the Option Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

            4. Termination. The Option and the remainder of this Agreement other than Sections 1 and 2 shall terminate upon the earliest of:

                  (i) the Effective Time of the Merger;

                  (ii) the termination of the Merger Agreement for reasons other than those described in clause (iii) below; and

                  (iii) (x) thirty (30) days following the termination of the
            Merger Agreement pursuant to Section 8.1(e) or Section 8.1(g) thereof or (y) thirty (30) days following the date on which the Option shall become exercisable pursuant to Section 3(b)(ii) of this Agreement.

               Sections 1 and 2 of this Agreement shall terminate upon the earlier of (i) the Effective Time of the Merger and (ii) termination of the Merger Agreement pursuant to Article VIII thereof. Notwithstanding the foregoing, if the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, the Option shall remain exercisable and shall not terminate until the earlier of (x) the date on which such impediment shall become final and not subject to appeal, and (y) 5:00 p.m. Pacific Time, on the tenth (10th) business day after such impediment shall have been removed. Notwithstanding the termination of the Option or this Agreement, Parent shall be entitled to purchase the Shares if it has exercised the Option in accordance with the terms hereof prior to such termination and such termination shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

            5. Representations and Warranties of Parent. Parent represents and warrants to the Stockholder as follows:

            Organization; Due Authorization; Enforceability. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

Parent has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and to general principles of equity.

            6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

            (a) Organization; Due Authorization; Enforceability. If the Stockholder is a corporation or other entity, the Stockholder is duly organized and validly existing under the laws of the jurisdiction of its organization. The Stockholder has full power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder, and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and to general principles of equity.

            (b) Ownership of Shares of Company Common Stock; Voting Rights. The Stockholder owns, of record and beneficially, the Shares set forth opposite the Stockholder's name on Schedule A. The Stockholder has sole voting power with respect to his, her or its Shares. Except pursuant to this Agreement or as set forth on Schedule A, the Stockholder's Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding to which the Stockholder is a party restricting or otherwise relating to the voting, dividend rights or disposition of such Shares. The Company Common Stock are the only equity securities of the Company owned by the Stockholder. The Stockholder does not have any option or other right to acquire any equity securities of the Company other than the Stock Options.

            (c) No Encumbrances. Upon the exercise of the Option and the delivery to Parent by Stockholder of a certificate or certificates evidencing the Shares, Parent will receive good, valid and marketable title to the Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's voting rights, charges and other encumbrances of any nature whatsoever (except any security interest created by Parent).

            (d) No Conflicts. No authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by such Stockholder of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of such Stockholder under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which such Stockholder is a party or by which his, her or its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of such Stockholder to perform his, her or its obligations hereunder.

            (e) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

            7. Representations and Warranties of the Company. The Company represents and warrants to Parent as follows:

            (a) Organization; Due Authorization; Enforceability. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and to general principles of equity.

            (b) No Conflicts. No authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of the Company under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Company is a party or by which its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of the Company to perform its obligations hereunder.

            (c) State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement, the provisions of the Delaware General Corporation Law Section 203 or Chapter 23 B.19 of the Washington Business Corporation Act, to the extent, if any, such sections are applicable to the transactions contemplated by this Agreement. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies to the transactions contemplated hereby.

            (d) Brokers. Except as set forth in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

            (e) No Interference. The Company represents, warrants, covenants and agrees not to (i) take, or omit to take, any action intentionally designed to
(A) interfere with, delay or otherwise impair the implementation or exercise of Parent's rights under this Agreement, including Parent's exercise of the Option and Parent's ownership of the Shares upon such exercise, or (B) have the effect of increasing Parent's costs in exercising its rights under this Agreement or
(ii) adopt a "poison pill," stockholder rights plan or other similar document unless all purchases of shares of Company Common Stock by Parent are exempted from the provisions of such "poison pill," stockholder rights plan or other similar document.

            8. Stockholder Covenants. The Stockholder hereby severally covenants and agrees as follows:

            (a) The Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, (i) not to sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of (all of the foregoing, "Sell", "Sold" or "Sale", as the case may be), any of the Owned Stock or Shares, provided, however, that such Stockholder may transfer, pledge, encumber, assign or otherwise dispose the Owned Shares or Shares as a gift, in which case, as a condition of the gift, the Stockholder must require the person to which any such Owned Stock or Shares are to be transferred, pledged, encumbered, assigned or otherwise disposed of to agree in writing, pursuant to an agreement reasonably satisfactory to Parent to which Parent is an express third-party beneficiary, that with respect to such Owned Stock or Shares such person shall be subject to the restrictions and obligations hereunder as if such person was a Stockholder hereunder, (ii) not to grant any proxies, powers of attorney or other authorization or consent, deposit any shares of capital stock of the Company into a voting trust or enter into a voting agreement with respect to any such Shares and (iii) not to take any action that would make any representation or warranty of such Stockholder contained in this Agreement untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing his, her or its obligations under this Agreement.

            (b) The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of new shares of capital stock of the Company acquired by such Stockholder, if any, after the date of this Agreement.

            (c) The Stockholder shall immediately cease any discussions or negotiations with any parties other than Parent that may be ongoing with respect to a Takeover Proposal. While this Agreement is in effect, the Stockholder shall not, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any Acquisition Transaction or Frustrating Transaction, (ii) execute or enter into any Acquisition Agreement with respect to any Alternative Transaction or Frustrating Transaction, or (iii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any person or otherwise cooperate in any way with, any Acquisition Transaction or Frustrating Transaction, except to the extent such discussions or negotiations are participated in by the Stockholder in his or her capacity as a director of the Company in accordance with the terms of the Merger Agreement.

            (d) The Stockholder agrees not to engage in any action or omit to take any action which would have the effect of preventing or disabling Stockholder from delivering its Shares to Parent or otherwise performing its obligations under this Agreement.

            9. Miscellaneous.

            (a) Fees and Expenses. Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

            (b) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

            (c) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

            (d) Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                        If to a Stockholder:

                        to the address set
                        forth beneath the name
                        of such Stockholder on
                        Schedule A

                        If to Parent:

                        To the address set forth in the Merger Agreement.

                        With a copy to:

                        Fried, Frank, Harris, Shriver & Jacobson
                        One New York Plaza
                        New York, New York  10004-1980
                        Attention:  Gary P. Cooperstein, Esq.
                        Facsimile:  (212) 859-4000
                        If to the Company:
                        To the address set forth in the Merger Agreement.
or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

            (e) Assignment; Binding Effect; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement (including, without limitation, the obligations of the Stockholder under Sections 1 and 2 hereof) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, Parent may assign this agreement to one or more of its affiliates.

            (f) ENFORCEMENT. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT, SUBJECT TO THE NEXT SENTENCE, THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF SOLELY IN THE COURTS OF THE STATE OF DELAWARE, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT.

            (g) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. The Stockholder hereby agrees and acknowledges that it is executing this Agreement simultaneously with the execution of a similar voting and stock option agreement by certain of the other Stockholders of the Company.

            (h) Further Assurances. Each party hereto shall perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement, including, without limitation, using commercially reasonable efforts to obtain all necessary consents, approvals or waivers under the HSR Act.

            (i) Capacity. This Agreement is entered into by the Stockholder solely in its capacity as a stockholder of the Company, and no provision thereof shall be deemed to constrain or affect in any way the obligations of the Stockholder or any of Stockholder's affiliates, employees or representatives in its or their capacity as an officer or director of the Company.

            (j) HSR Fees. Parent and the Company hereby agree and acknowledge that if the Stockholder is required to make a filing under the HSR Act as a result of this Agreement or the Merger Agreement, Parent and the Company will each pay one-half of the Stockholder's filing fee under the HSR Act.

                                                                      ANNEX A

                                                        COMPANY                          STOCK
STOCKHOLDER                                             COMMON STOCK                     OPTIONS
------------------------------------------------------------------------------------------------
Vulcan Ventures, Inc.                                   3,809,258                             --
110 100th Avenue N.E., Suite 550
Bellevue, WA  98004

Agilent Technologies, Inc.                              3,459,791                             --
3500 Deer Creek Road
Palo Alto, CA  94304

OVP Venture Partners
2420 Carillon Point
Kirkland, WA  98033

In five OVP funds:

     Olympic Venture Partners IV, LP                      817,039                             --

     Olympic Venture Partners V, LP                       236,236                             --

     OVP IV Entrepreneurs Fund, LP                         30,951                             --

     OVP V Entrepreneurs Fund, LP                          26,248                             --

     OVMC IV, LLC                                          88,463                             --

Stephen H. Friend, M.D., Ph.D.                            600,014                        345,000
c/o Rosetta Inpharmatics, Inc.
12040 115th Avenue NE
Suite 210
Kirkland, WA 98034

John J. King II                                           194,000                        240,250
c/o Rosetta Inpharmatics, Inc.
12040 115th Avenue NE
Suite 210
Kirkland, WA 98034

                                                        COMPANY                          STOCK
STOCKHOLDER                                             COMMON STOCK                     OPTIONS
Mark S. Boguski, M.D., Ph.D.                              300,000                         30,000
c/o Rosetta Inpharmatics, Inc.
12040 115th Avenue NE
Suite 210
Kirkland, WA 98034

Gregory Sessler                                            10,000                        250,000
c/o Rosetta Inpharmatics, Inc.
12040 115th Avenue NE
Suite 210
Kirkland, WA 98034

Harvey S. Sadow, Ph.D.                                     48,501                         34,583
1000 Mason Street
Apartment 904
San Francisco, CA 94108

William W. Ericson                                         10,534                         50,000
c/o Mohr, Davidow Ventures
505 Fifth Avenue S, Suite 610
Seattle, WA 98104

Ruth B. Kunath                                                  0                         25,000
c/o Vulcan Ventures, Inc.
505 Fifth Avenue S, Suite 900
Seattle, WA 98104

                                                                         ANNEX B


            IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                Merck & Co., Inc.

                                By:  /s/ Richard N. Kender
                                     -----------------------------------
                                     Name:  Richard N. Kender
                                     Title: Vice President, Business
                                            Development and Corporate Licensing

            IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                          Rosetta Inpharmatics, Inc.

                                          By: /s/ Stephen H. Friend
                                              -----------------------
                                              Name:
                                              Title:

            IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          Vulcan Ventures, Inc.

                                          By:  /s/ William D. Savoy
                                               ----------------------------
                                               Name:  William D. Savoy
                                               Title: President

            IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                     Agilent Technologies, Inc.

                                     By: /s/ Taia V. Ergueta
                                         -------------------
                                         Name:  Taia V. Ergueta
                                         Title: Director, Corporate Development

            IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                               Olympic Venture Parners IV, L.P.
                                               By OVMC IV, L.L.C., Its G.P.

                                               By: /s/ Charles P. Waite
                                                   -----------------------
                                                   Name:
                                                   Title:

                                               Olympic Venture Parners V, L.P.
                                               By OVMC V, L.L.C., Its G.P.

                                               By: /s/ Charles P. Waite
                                                   ------------------------
                                                   Name:
                                                   Title:

                                               OVP IV Entrepreneurs Fund, L.P.
                                               By OVMC IV, L.L.C., Its G.P.

                                               By: /s/ Charles P. Waite
                                                   ------------------------
                                                   Name:
                                                   Title:

                                               OVP V Entrepreneurs Fund, L.P.
                                               By OVMC V, L.L.C., Its G.P.

                                               By: /s/ Charles P. Waite
                                                   ------------------------
                                                   Name:
                                                   Title:

                                               OVMC IV, L.L.C.

                                               By: /s/ Charles P. Waite
                                                   ------------------------
                                                   Name:
                                                   Title:

            IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.


                                               Stephen H. Friend, M.D., Ph.D.

                                               By:  /s/ Stephen H. Friend
                                                    ---------------------------
                                                    Name:  Stephen H. Friend
                                                    Title:

            IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                               John J. King II

                                               By:  /s/ John J. King
                                                    ---------------------
                                                    Name:  John J. King
                                                    Title:

            IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                             Mark S. Boguski, M.D., Ph.D.

                                             By:  /s/ Mark S. Boguski
                                                  ------------------------
                                                  Name:  Mark S. Boguski
                                                  Title: SVP, R&D

            IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                               Gregory Sessler

                                               By: /s/ Gregory Sessler
                                                   ----------------------
                                                   Name:
                                                   Title:

            IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                               Harvey Sadow, Ph.D.

                                               By:  /s/ Harvey Sadow
                                                    ----------------------------
                                                    Name:  Harvey S. Sadow
                                                    Title: Director

            IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                               William W. Ericson

                                               By: /s/ William W. Ericson
                                                   -------------------------
                                                   Name:
                                                   Title:

            IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                   Ruth B. Kunath

                                    By:  /s/ Ruth B. Kunath
                                         --------------------
                                         Name:  Ruth B. Kunath
                                         Title:  Biotechnology Portfolio Manager